Exhibit 5.1

Andrews Kurth LLP

Waterway Plaza Two

10001 Woodloch Forest Drive

Suite 200

The Woodlands, Texas 77380

713.220.4801 Phone

713.220.4815 Fax

andrewskurth.com

July 6, 2005

TETRA Technologies, Inc.

25025 Interstate 45 North, Suite 600

The Woodlands, Texas 77380

Dear Sirs:

We have acted as counsel for TETRA Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the registration statement on Form S-8 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the offering by the Company of up to 80,000 shares (the “Shares”) of common stock, par value $0.01 per share, including the associated preferred stock purchase rights of the Company (the “Common Stock”), which are subject to issuance by the Company pursuant to the Nonqualified Stock Option Agreement by and between the Company and Stuart M. Brightman, dated to be effective April 20, 2005 (the “Plan”).

In our capacity as counsel to the Company, we have examined, among other things, the Restated Certificate of Incorporation and the Bylaws of the Company, each as amended to date, the Plan, and originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinion hereinafter expressed.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares to be issued by the Company, when issued in accordance with the Plan and subject to the Registration Statement becoming effective under the Securities Act of 1933, as amended (the “Securities Act”), and compliance with applicable state securities laws, will be validly issued, fully paid and nonassessable.

The opinion set forth above is limited to the corporate laws of the State of Delaware, and we render no opinion with respect to the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder. Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time as the Registration Statement is declared effective.

Very truly yours,

/s/ ANDREWS KURTH LLP

ANDREWS KURTH LLP